Exhibit 10.3

ENGLISH TRANSLATION

AGREEMENT

Drafted and executed in Tel Aviv on 1 November 1993

Between

L.I.M.S. Laboratory Information Management Systems Ltd.
of 31 HaBarzel St., Tel Aviv
(hereinafter: the “Company”)
On the one part:
And

Sivanir (Management Services) 1992 Ltd.
of 31 HaBarzel St., Tel Aviv
(hereinafter: “Sivanir”)
On the other part:

Whereas, Sivanir provides the Company with consulting and management services, and

Whereas, the parties desire to render in writing the terms of their engagement for said provision of services,

Now, therefore, it is declared, stipulated and agreed between the parties as follows:

1. Status of Preamble

The preamble to this Agreement constitutes an integral part hereof and shall be read together with the rest of its parts.

2. The Services

Sivanir shall provide the Company with consulting and management services including ongoing business consulting relating to business development, business management, and decision-making processes; professional consulting services in the area of finance relating to the development and marketing of the Company’s products; marketing and advertising consulting (sic) negotiation services with relevant parties in business; planning services for the development of new businesses and new products and general management services in the framework of the tasks that will be assigned by the Company’s board of directors.

3. The Consideration

3.1. In consideration of its services, the Company shall pay Sivanir a monthly payment equal to US$9,000, plus V.A.T. by law, on the first day of each month for the previous month.

3.2. Such amount is linked to the U.S. consumer price index and shall be updated each year on January 1, (sic) the index of January 1993 shall serve as the base index.

The US Dollar, for this purpose – an amount equal in New Israeli Shekels (“NIS”) calculated in accordance with the representative rate of exchange of the NIS vis-à-vis the US Dollar as most recently published by the Bank of Israel prior to any payment.

4. Term of the Agreement

Sivanir’s undertaking to provide management and consulting services shall be until December 31, 1994 (hereinafter: the “Term of the Agreement”). The Term of the Agreement shall renew automatically for addition terms of one year each, unless one party notifies the other regarding his desire to terminate the Agreement by advance written notice of 180 days prior to the date of such renewal.

5. Level of Services

Sivanir’s undertaking to provide management and consulting services shall be at the level at which they are being provided as of the date of the signing of this Agreement, or at a level that does not substantially deviate from them (sic).

In witness whereof the said parties have hereunto set their hands:

/s/

L.I.M.S. Laboratory Information and Management Systems Ltd.

/s/

Sivanir Ltd.